Exhibit 23.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

CRH Medical Corporation

We consent to the incorporation by reference in the Registration Statements (No. 333-206945, No.333-206946, No. 333-218971, No. 333-218985, No. 333-230769 and No. 333-230770) on Form S-8, of CRH Medical Corporation (the Company) of our report dated March 11, 2020, with respect to the consolidated balance sheets of the Company as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2019 annual report on Form 10-K of the Company.

Our report on the consolidated financial statements refers to a change in the accounting policy for leases as of January 1, 2019 due to the adoption of ASC 842 – Leases.

/s/ KPMG LLP

Chartered Professional Accountants

March 11, 2020

Vancouver, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.